Press Release

Fortuna Gaming Corp. announces Letter of Intent with MobileGamingNow Inc., Appointment of new Director, and Name Change of the Company

LAS VEGAS, Nevada, July 6 (OTC:FGAM.OB) -- Fortuna Gaming Corp. (the “Company”, formerly known as MoneyFlow Capital Corporation) today announced that the Company has entered into a letter of intent with MobileGamingNow Inc. (“MGN”) in which the Company has agreed to purchase a license from MGN for its proprietary software which enables licensees to offer the game of poker to qualified players via the Internet and via cellular phones and other similar handheld devices. MGN is located in Seattle, Washington, and is the first software provider to offer multi-player mobile gaming licenses.

The Company also announces that on July 5, 2005, Mr. John Briner, the Company’s President tendered his resignation from the office of President. Mrs. Jane Clark was appointed by the Board of Directors as President of the Company to fill the vacancy created by Mr. Briner’s resignation. Mrs. Clark has also accepted a seat on the Board of Directors of the Company.

The Company also announces that NASDAQ has confirmed that effective July 6, 2005, the new name of the Company is Fortuna Gaming Corp., with a trading symbol of FGAM. Concurrent with the name change, the Company has also consolidated its shares. All shareholders will be eligible to receive one share for each ten shares of the Company. Shareholders entitled to fractional shares as a result of the reverse split will have the fractional shares rounded up to the nearest whole share. As a result of the consolidation, the current issued and outstanding shares of the Company is approximately 590,000 issued and outstanding shares. The name change is concurrent with the Company’s intended pursuit of opportunities in the gaming industry.

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.